Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-123308)

(2)	Registration Statement (Form S-8 No. 33-96226)

(3)	Registration Statement (Form S-8 No. 333-67849)

(4)	Registration Statement (Form S-8 No. 333-176317)

(5)	Registration Statement (Form S-8 No. 333-197782)

(6)	Registration Statement (Form S-8 No. 333-219849)
of our reports dated May 30, 2019, with respect to the consolidated financial statements of KEMET Corporation and subsidiaries and the effectiveness of internal control over financial reporting of KEMET Corporation and subsidiaries included in this Annual Report (Form 10-K) of KEMET Corporation and subsidiaries for the year ended March 31, 2019.
/s/ Ernst & Young LLP
Boca Raton, FL
May 30, 2019